EXHIBIT 12.1

         STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in Thousands)

                                                         Three Months
                                                            Ended          Year Ended         Year Ended           Year Ended
                                                           June 30,         March 31,          March 31,            March 31,
                                                             2001             2001               2000                 1999
                                                       ---------------   --------------     --------------      ----------------
Consolidated pretax income (loss)
   from Continuing operations                           $       5,847         19,496             11,659              (7,839)

Net amortization of debt issuance expense                         354          1,389              1,326               1,412

Interest expense                                                7,400         31,653             32,637              34,830

Interest portion of rental expense                                488          1,950              2,015               2,301
                                                       ---------------   ------------       ------------      ----------------

Earnings                                               $       14,089         54,488             47,637              30,704
                                                       ===============   ============       ============      ================

Interest expense                                       $        7,400         31,653             32,637              34,830

Net amortization of debt issuance expense                         354          1,389              1,326               1,412

Interest portion of rental expense                                488          1,950              2,015               2,301
                                                       ---------------   ------------     --------------      ----------------

   Fixed Charges                                       $        8,242         34,992             35,978              38,543
                                                       ===============   ============     ==============      ================

   Ratio of Earnings to Fixed Charges                            1.71x          1.56x              1.32x                (a)
                                                       ===============   ============     ==============      ================






                                                          Year Ended           Year Ended
                                                           March 31,            March 31,
                                                             1998                 1997
                                                       ---------------      ---------------
Consolidated pretax income (loss)
   from Continuing operations                               (27,122)               (26,005)

Net amortization of debt issuance expense                     2,292                  1,784

Interest expense                                             36,664                 34,505

Interest portion of rental expense                            2,130                  1,799
                                                       ---------------      ---------------

Earnings                                                     13,964                 12,083
                                                       ===============      ===============

Interest expense                                             36,664                 34,505

Net amortization of debt issuance expense                     2,292                  1,784

Interest portion of rental expense                            2,130                  1,799
                                                       ---------------      ---------------

   Fixed Charges                                             41,086                 38,088
                                                       ===============      ===============

   Ratio of Earnings to Fixed Charges                           (a)                    (a)
                                                       ===============      ===============



(a) The deficiency of earnings required to cover fixed charges for the fiscal years ended March 31, 1999, 1998 and 1997 was $7,839, $27,122 and $26,005,
     respectively. The deficiency of earnings to cover fixed charges is computed by subtracting earnings before fixed charges, income taxes, discontinued operations and extraordinary items from fixed charges. Fixed charges consist of interest expense and one-third of operating lease rental expense, which is deemed to be representative of the interest factor. The deficiency of earnings required to cover fixed charges includes depreciation of property, plant and equipment and amortization of goodwill and other assets and non-cash charges which are reflected in cost of sales and selling, general and administrative expenses, in the following amounts (in thousands):

                                            Fiscal Year Ended March 31,
                               -------------------------------------------------
                                    1999              1998               1997
                               ------------      --------------      -----------
  Depreciation                 $   29,651             28,124            25,282
  Amortization                      4,025             10,413             9,374
  Non-cash charges                    945              2,301             1,944
                               ------------      --------------      -----------
    Total                      $   34,621             40,838            36,600
                               ============      ==============      ===========


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